Exhibit 99

GORMAN-RUPP REPORTS SECOND QUARTER 2013 RESULTS

Mansfield, Ohio – July 26, 2013 – The Gorman-Rupp Company (NYSE MKT: GRC) reports financial results for the second quarter and six months ended June 30, 2013.

Net sales during the second quarter 2013 increased 14.9% to a new quarterly record of $106.4 million compared to $92.6 million during the same period in 2012. Domestic sales increased 28.4% or $15.4 million while international sales decreased 4.0% or $1.6 million. The increase in sales in our water end markets of $10.2 million was primarily due to increased shipments for Gulf Coast flood control projects and for the agriculture market. Increased shipments for the industrial and OEM markets of $2.9 million were major contributors to the increase in our non-water end market sales.

Net sales for the six months ended June 30, 2013 were a record $198.9 million compared to $195.4 million during the same period in 2012, an increase of 1.8%. The increase in water end market sales of $9.1 million was primarily due to increased shipments for Gulf Coast flood control projects and for the fire and agriculture markets. This increase was partially offset by reduced construction market demand for pumps from rental businesses as compared to the strong sales in the first six months of 2012. The decrease in non-water market sales of $5.7 million was primarily in the OEM market due to reduced shipments related to power generation equipment.

Due to continued increased lump-sum retirement payments, the Company recorded a GAAP-required $1.6 million non-cash pension settlement charge during the second quarter of 2013 relating to its defined benefit pension plan which negatively impacted margins and earnings as detailed below. The Company has recorded $3.0 million in non-cash pension settlement charges during the first six months of 2013. These required charges were driven by exceeding the actuarial payments threshold relating to retirees receiving lump-sum distributions during 2013. Therefore, it is likely that margins and earnings will continue to be negatively impacted as a result of lump-sum retirement payments during the remainder of the year, although we expect in lesser amounts. A non-cash pension settlement charge was not required to be recognized in 2012 until the fourth quarter when the actuarial payments threshold was exceeded.

Gross profit was $26.5 million for the second quarter 2013 resulting in gross margin of 24.9% compared to 24.6% in the same period last year. The increase in gross margin was principally due to leverage from the record sales during the quarter, but was reduced by 100 basis points as a result of the non-cash pension settlement charge described above. Additionally, healthcare costs and depreciation expense increased $474,000. Operating income was $13.5 million resulting in operating margin of 12.7% compared to 12.4% in the second quarter 2012. Excluding the pension settlement charge, gross margin was 25.9% and 24.6% and operating margin was 14.2% and 12.4% for the second quarters of 2013 and 2012, respectively.

Net income increased 21.1% during the quarter to $9.2 million compared to $7.6 million in the second quarter 2012 and earnings per share were $0.43 and $0.36 for the respective periods. Excluding the non-cash pension settlement charge of $0.05 per share, earnings were $0.48 and $0.36 per share for the respective periods.

Gross profit was $47.7 million for the first six months of 2013 resulting in gross margin of 24.0% compared to 25.3% in the same period last year. The decline in gross margin was principally due to a more favorable product mix in the first quarter of 2012 combined with the non-cash pension settlement charges described above. Additionally, healthcare costs and depreciation expense increased $934,000. Operating income was $21.8 million resulting in operating margin of 10.9% compared to 13.7% in the first six months of 2012. Excluding the pension settlement charge, gross margin was 25.0% and 25.3% and operating margin was 12.5% and 13.7% for the first six months of 2013 and 2012, respectively. The current operating margin was also reduced due to SG&A expenses incurred in the first six months of 2013 from the two acquisitions made in the fourth quarter of 2012.

Net income was $15.0 million during the first six months of 2013 compared to a record $17.8 million in the same period last year and earnings per share were $0.71 and $0.85 for the respective periods. Excluding the non-cash pension settlement charge of $0.09 per share, earnings were $0.80 and $0.85 per share for the respective periods.

The Company’s backlog of orders was $195.4 million at June 30, 2013 compared to $133.7 million a year ago and $143.4 million at December 31, 2012. The increase in backlog reflects the award of the Permanent Canal Closure Project (PCCP) contract of approximately $60.0 million to supply major flood control pumps to a member of a joint venture construction group for a significant New Orleans flood control project. The pumps are expected to be shipped beginning in late 2013 through 2016, with the majority of the shipments occurring in 2014 and 2015.

The Company’s balance sheet continues to remain strong and flexible as cash and short-term investments totaled $27.1 million and short-term bank debt was reduced to $15.0 million at June 30, 2013. Working capital increased 11.1% from December 31, 2012 to $123.1 million at June 30, 2013 largely due to record sales during the second quarter of 2013.

Jeffrey S. Gorman, President and CEO said, “We are very pleased with our record sales and strong operational performance achieved in the quarter during continued domestic and international economic uncertainties. Difficult business conditions still persist in some key end markets the Company serves. However, we remain optimistic that significant underlying factors will eventually drive demand upward such as the need for infrastructure improvements, along with global needs for safe drinking water and proper sanitation, and position Gorman-Rupp well in the estimated $50 billion worldwide pump market.”

Safe Harbor Statement

In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, The Gorman-Rupp Company provides the following cautionary statement: This news release contains various forward-looking statements based on assumptions concerning The Gorman-Rupp Company’s operations, future results and prospects. These forward-looking statements are based on current expectations about important economic, political, and technological factors, among others, and are subject to risks and uncertainties, which could cause the actual results or events to differ materially from those set forth in or implied by the forward-looking statements and related assumptions. Such factors include, but are not limited to: (1) continuation of the current and expected future business environment; (2) changes in government budgets and in laws and regulations, including taxes; (3) the successful integration of acquisitions; (4) the Company’s future non-cash pension settlement charges; (5) unforeseen delays or disruptions in the New Orleans flood control project; and (6) the Company’s future cash flow and financial condition. Except to the extent required by law, we do not undertake and specifically decline any obligation to review or update any forward-looking statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments or otherwise.

David P. Emmens

Corporate Secretary

The Gorman-Rupp Company

Telephone (419) 755-1477

NYSE MKT: GRC

For additional information, contact Wayne L. Knabel, Chief Financial Officer, Telephone (419) 755-1397.

The Gorman-Rupp Company is a leading designer, manufacturer and international marketer of pumps and pump systems for use in diverse water, wastewater, construction, dewatering, industrial, petroleum, original equipment, agriculture, fire protection, heating, ventilating and air conditioning (HVAC), military and other liquid-handling applications.

The Gorman-Rupp Company and Subsidiaries

Condensed Consolidated Statements of Income (Unaudited)

(in thousands of dollars, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Net sales	$106,415	$92,583	$198,872	$195,408
Cost of products sold	79,934	69,842	151,167	145,993

Gross profit	26,481	22,741	47,705	49,415
Selling, general and administrative expenses	12,964	11,247	25,931	22,693

Operating income	13,517	11,494	21,774	26,722
Other income (expense) - net	(21)	93	(51)	247

Income before income taxes	13,496	11,587	21,723	26,969
Income taxes	4,328	4,019	6,737	9,160

Net income	$9,168	$7,568	$14,986	$17,809

Earnings per share	$0.43	$0.36	$0.71	$0.85

The Gorman-Rupp Company and Subsidiaries

Condensed Consolidated Balance Sheets (Unaudited)

(in thousands of dollars)

	June 30,	December 31,
	2013	2012
Assets
Cash and short-term investments	$27,102	$20,373
Accounts receivable - net	70,368	58,712
Inventories	84,689	90,898
Deferred income taxes and other current assets	4,567	5,692

Total current assets	186,726	175,675
Property, plant and equipment - net	120,211	123,066
Other assets	3,604	4,156
Goodwill and other intangible assets	32,245	32,286

Total assets	$342,786	$335,183

Liabilities and shareholders’ equity
Accounts payable	$17,035	$14,897
Short-term debt	15,000	22,000
Accrued liabilities and expenses	31,584	27,924

Total current liabilities	63,619	64,821
Pension benefits	4,240	7,517
Postretirement benefits	22,729	22,399
Deferred and other income taxes	5,674	5,727

Total liabilities	96,262	100,464
Shareholders’ equity	246,524	234,719

Total liabilities and shareholders’ equity	$342,786	$335,183

Shares outstanding	20,996,893	20,996,893

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